Exhibit 10.3
August 2, 2007
Red Trail Energy
     Re: Transfer of RPMG LLC Business to Wholly-Owned Subsidiary
Dear Mick Miller:
For business and tax reasons, Renewable Products Marketing Group, LLC (“RPMG”), has determined that it is necessary to transfer substantially all of its assets and liabilities to a wholly-owned subsidiary. To that end we formed RPMG, Inc. and effective October 1,2007, we will be transferring all our business to that entity, including our Marketing Agreement with you. RPMG, Inc. will be wholly owned by RPMG. This step is being taken on the advice of our accountants and counsel and in no way will affect our relationship with you or change our obligations to you under the contract. However, our contract with you requires that you consent to the assignment. Accordingly, we are asking you to sign and return the enclosed copy of this letter confirming your consent to the assignment of your contract.
If you have any questions, please call Jennifer Seurer at 952-873-2420 ext. 34.

Very truly yours, Renewable Products Marketing Group, LLC
By:	/s/ Randy Hahn
Randy Hahn, CEO

We hereby consent to the assignment described above.
Dated this 31 day of August, 2007

Red Trail Energy
By:	/s/ Mick J. Miller
An Authorized Officer